SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD AND 73A.

FOR PERIOD ENDING 12/31/2003
FILE NUMBER 811-1540
SERIES NO.: 11

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $2,675
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $  773
              Class C Shares                 $  115


73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.3125
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.2333
              Class C Shares                 $000.2333